Exhibit 99.2

Company Profile	December 2005
1360 Post Oak Blvd., Suite 2100 • Houston, TX 77056
713–629–7600 • www.quantaservices.com
Quanta Services, Inc.
(NYSE: PWR)
The Power of One
Leading Provider of Specialty Contracting Services
Overview & Key Points
•	As one of the largest specialty infrastructure contractors in the U.S., Quanta is well positioned to capitalize on: the urgent need for the nation’s power grid to be expanded, upgraded and maintained, on new telecommunications initiatives and also on increasing infrastructure outsourcing trends.
•	Demand for electricity is expected to increase by more than 20%[1] over the next decade and utilities have made less than adequate investment in the nation’s power grid during the past few years. Quanta estimates that it will cost $100 billion to $200 billion over the next 10 to 15 years to expand, upgrade and maintain the nation’s power grid to meet current and future electricity demand.
•	A comprehensive energy bill was signed by the President in August 2005, which, among other things, is aimed at improving the nation’s electric transmission capacity, reliability and promoting investment in the nation’s energy infrastructure. Signage of the bill may not yield an immediate positive impact on Quanta’s business, but the positive impact of more active infrastructure investment by utilities should begin in the next twelve to eighteen months.
•	Quanta saw increased activity in the telecommunications industry in the second half of 2004 and year-to-date in 2005 that reinforces its belief that spending is returning to certain pockets of the telecommunications industry – particularly from fiber to the premise (FTTP) and fiber to the node (FTTN) initiatives.
(In Thousands, Except Per Share & % Data)

Price (December 1, 2005)	$14.49
52 Week High/Low	$14.97 / $7.12
Avg. Daily Trading Volume (3 Mo.)	1,436.6
Shares Outstanding (As of Nov. 2, 2005)	118,005
Equity Market Cap.	$1,709,889

Cash & Equivalents	$223,636
Long-Term Debt	$18,068
Convertible Sub. Notes	$442,500
Enterprise Value	$1,946,821

Long-Term Debt/Equity	2.7%
LT Debt & Convt. Notes/Equity	67.6%
LT Debt & Convt. Notes/Total Cap.	40.3%
Net LT Debt & Convt. Notes/Total Cap.	20.7%

Balance sheet data as of September 30, 2005
•	Quanta’s customers are focused on optimizing operations, reducing costs and improving efficiencies in increasingly competitive markets. To that end, the industries Quanta serves continue to outsource the installation and maintenance of their networks to companies like Quanta to provide cost effective turnkey network infrastructure solutions across a wide geographic area.
Founded in August 1997, with its IPO in February 1998, Quanta is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television, and specialty services industries. Quanta provides design, installation, repair, maintenance and emergency response services that enable its customers to reduce costs, increase operating efficiencies and network performance, and provide the best possible service to their customers.

[1] Platts Research

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 1
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services, Inc. — Summary Financial Data
Summary Income Statement
(In Thousands, Except Per Share Data)

			(Unaudited)
			9 Mos.
	2003	2004	2005
Revenues	$1,642,853	$1,626,510	$1,335,132
Cost of Services	1,442,958	1,445,119	1,165,051

Gross Profit	199,895	181,391	170,081

SG&A	158,329	171,537	135,756
Bad Debt	19,890	—	—
Goodwill Impairment	6,452	—	—

Income from Operations	15,224	9,854	34,325

Interest Expense	(31,822)	(25,067)	(17,963)
Loss on Early Extinguishment on Debt	(35,055)	—	—
Other, Net	(1,416)	2,568	5,460

Income (Loss) before Income Tax Provision (Benefit)	(53,069)	(12,645)	21,822

Provision (Benefit) for Income Taxes	(18,080)	(3,451)	10,727

Net Income (Loss)	(34,989)	(9,194)	11,095

Dividends on Pref. Stock, Net of Forfeitures	(2,109)	—	—

Net Income (Loss) to Common Stock	($32,880)	($9,194)	$11,095

Diluted Earnings (Loss) Per Share	($0.30)	($0.08)	$0.10

Diluted Shares	110,906	114,441	116,382
Margin Analysis
(As a Percentage of Revenues)

			(Unaudited)
			9 Mos.
	2003	2004	2005
Gross Margin (including depreciation expense)	12.2%	11.2%	12.7%
SG&A	9.6%	10.6%	10.2%
Income from Operations	0.9%	0.6%	2.1%
Income (Loss) before Income Tax Benefit	(3.2)%	(0.8)%	1.6%
Income (Loss) before Dividends to Preferred	(2.1)%	(0.6)%	0.8%
Income (Loss) to Common Stock	(2.0)%	(0.6)%	0.8%
Selected Historical Balance Sheet Data & Ratios
(In Thousands, Except Ratios)

			(Unaudited)
			9 Mos.
	2003	2004	2005
Cash & Cash Equivalents	$179,626	$265,560	$223,636
Total Current Assets	676,093	700,036	797,980

Property & Equipment, Net	341,542	314,983	307,221
Goodwill & Other Intangibles, Net	388,882	388,620	388,423
Total Assets	1,466,435	1,459,997	1,543,972

Total Current Liabilities	199,390	221,058	260,699
Long-Term Debt, Net	58,051	21,863	16,475
Convertible Subordinated Notes	442,500	442,500	442,500
Total Liabilities	803,303	796,750	862,283
Stockholders’ Equity	663,132	663,247	681,689
Total Liabilities & Stockholders’ Equity	$1,466,435	$1,459,997	$1,543,972

Current Ratio	3.4	3.2	3.1
Long-Term Debt/Stockholders’ Equity	9.5%	4.2%	2.7%
Total Debt/Capitalization	43.3%	41.5%	40.3%
Selected Historical Statement of Cash Flows Data
(In Thousands)

			(Unaudited)
			9 Mos.
	2003	2004	2005
Net Cash Provided by (Used in )Operating Activities	$117,183	$144,080	($1,035)
Capital Expenditures	35,943	38,971	38,879
Free Cash Flow	$81,240	$105,109	($39,914)
Historical Stock Data

	2003	2004	YTD*
High	$9.87	$9.52	$14.97
Low	$2.80	$4.83	$7.18
Avg. Daily Volume	675,749	750,916	973,900

* As of December 1, 2005

*	Backlog is defined as the amount of work expected to be completed over the next 12 months, including estimates of work under long-term maintenance contracts and new contractual agreements on work that has not yet begun.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 2
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005

This document is being published by Quanta Services in continuation of the Company’s goal to provide more disclosure and transparency to the investment community regarding Quanta’s operations, strategies, industry dynamics and conditions, etc. Quanta Services intends to take greater responsibility for and a proactive role in communicating with the investment community and in providing greater operating and financial transparency.
Executive Summary & Selected Highlights
Founded in August 1997, with its IPO in February 1998, Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television and other industries. Quanta was created to respond to the increasing need for the outsourcing of infrastructure services. That is, Quanta’s current and future customers are expecting — as they grow their businesses through mergers and increased outsourcing — specialty contractors to increase the scope of their service capabilities and geographic reach. Through its operating units located throughout the U.S., Quanta provides design, installation, repair, maintenance and emergency response services that enable its customers to reduce costs, increase operating efficiencies and improve network performance.
The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded, and needs significant upgrades and maintenance to serve the country’s current and future power needs. Quanta estimates that it will cost between $100 billion and $200 billion to upgrade and maintain the country’s transmission and distribution (T&D) system adequately over the next ten to fifteen years. According to Platts, a leading energy news, research and consulting company, before the August 2003 blackout there were $27.5 billion worth of T&D projects to begin in 2004 and be completed by 2008. The discrepancy between the $27.5 billion earmarked before the blackout versus the $100 billion the Electric Power Research Industry estimates it would cost to fix the system illustrates the magnitude of the underinvestment by the electric utility industry in its T&D infrastructure over the years.
Quanta and the industries it serves are emerging from the most difficult operating conditions in thirty years due to challenging economic and capital markets conditions and the collapse of the telecommunications industry. However, Quanta’s customers have been regaining financial strength and are experiencing operational stability such that their spending patterns have been improving. It may be some time before normal operating conditions return, but the Company is cautiously optimistic that its operating environment is headed in the right direction. As operating conditions return to normal and growth opportunities return, there are several major trends that could generate long-term organic revenue growth opportunities of approximately 15% annually:
•	New awareness of transmission and distribution network upgrade needs and new telecommunications network upgrade initiatives
•	Customers focusing on their core business, which increases the value of Quanta’s end-to-end services
•	Increased outsourcing of infrastructure services
Faced with extremely difficult operating conditions for the last three years, Quanta has focused on its operations and on maintaining a healthy financial position. Quanta has seen all of its end-markets experience increased stability over the past several quarters. As Quanta’s customers’ financial health has improved, these customers are beginning to increase investment in their infrastructure networks. Quanta expects to achieve increases in profitability through the course of the year so long as industry conditions remain stable. With $223.6 million of cash on its balance sheet as of September 30, 2005, Quanta believes it is well positioned, both financially and operationally, to successfully operate in the current environment and to capitalize on future growth opportunities.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 3
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Table of Contents
(Noteworthy new or updated information in this edition versus the previous edition in bold)

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 4
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Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services Company Overview
Founded in August 1997, with its IPO in February 1998, Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television, and specialty services industries. Through its operating units located throughout the U.S., Quanta provides design, installation, repair, maintenance and emergency response services that enable Quanta’s customers to reduce costs, increase operating efficiencies and improve network performance. The Company also provides a variety of specialty services such as inside electrical wiring; intelligent traffic networks; cable and control systems for light rail lines, airports and highways; and specialty rock trenching, directional boring and road milling for industrial and commercial customers.
Quanta was created to respond to the increasing need for outsourced infrastructure services. Quanta’s customers are expecting specialty contractors to increase the scope of their service capabilities and geographic reach as they grow their businesses through mergers and increased outsourcing. Such requirements are a tall order for the average private specialty contractor, so in February 1998, Quanta went public to obtain additional capital to pursue a strategy of “smart growth” consolidation coupled with organic growth, driven by the growth in infrastructure services outsourcing trends and increased customer demands.
After its IPO, Quanta selectively acquired approximately 85 specialty contractors over several years to increase the scope of its services, expand its geographic reach and diversity, and enhance its future growth opportunities. Though initially focused on the electric utility industry, Quanta expanded into the telecommunications and cable television infrastructure services industries as its core utility customers began expanding into those unregulated sectors and turned to Quanta to perform simultaneous electrical, telecommunications and cable television related projects.
With the challenges in the telecommunications and cable television sectors, Quanta’s utility customers largely have ceased pursuing telecommunications and cable television initiatives and have refocused on the electric and gas utility side of their businesses. To meet the ever-changing needs of its core customers, Quanta has reorganized its operations to focus on two primary client bases: Electric Power/Natural Gas and Telecommunications/Cable Television.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 5
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Major Market Trends & Outsourcing Thesis
•	Heightened Awareness of Network Upgrade Needs
•	Customers Focusing on Core Business; Value of End-to-End Solutions
•	Increased Outsourcing of Infrastructure Services
Heightened Awareness of Network Upgrade Needs
Due to challenging operating and capital market conditions and the collapse of the telecommunications industry, many service providers in the industries Quanta serves have not adequately invested in their networks. This has been a problem in the electric utility industry for many years, which was highlighted during the August 2003 power blackout. The collapse of the telecommunications industry resulted in nearly all telecommunications companies significantly reducing network maintenance and expansion plans for several years. This has created pent-up demand for general network maintenance as well as for new network development to handle demand and competition for new communications and entertainment services.
August 2003 Blackout Highlighted Need for Transmission & Distribution (T&D) Network Upgrade & Maintenance
For many years the electric power industry has not invested enough in its T&D networks to keep pace with electricity demand. Though a while back, the August 14, 2003 power blackout – the largest power blackout in North America’s history – highlighted the significant need for T&D network upgrade and maintenance. The statistics regarding the impact of the blackout are staggering:
•	Eight states and one Canadian province, home to approximately 50 million people, were affected.

•	Twenty-two U.S. and Canadian nuclear plants were shut down.

•	Ten major airports were shut down, canceling 700 flights nationwide.

•	The Cleveland National Guard distributed 7,600 gallons of drinking water after the city’s four main pumping stations failed.

•	Approximately 350,000 people were on New York City subways when the power went out; 19 trains were in underwater tunnels.

•	Various estimates put the cost of the outage between $6 billion and $8 billion.

Source: Time Magazine & Platts Power Magazine
Due to the number of people impacted by the catastrophic failure of the country’s power grid, the event increased the nation’s awareness of what has been known in the power industry for many years: the nation’s electrical grid is old, overloaded, and needs significant maintenance and expansion to handle the country’s current and growing power needs. Despite previous power blackouts since the 1960s that left tens of millions of people in the dark, expansion and maintenance of the grid has fallen short. As the country’s population has grown and technology has become a larger part of everyday life, generating

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 6
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
capacity has increased nearly eight fold over the past ten years2 while demand for electricity has grown over 20%3. However, transmission capacity over the last ten years has fallen by approximately 16% and is expected to decline by approximately 7% from 2003 to 20084.
The August 2003 blackout caught the attention of the media, the general population, the politicians, and the electric utility industry, and discussions are ongoing to find solutions to remedy the problem. For example, the Electric Power Research Institute began a public education campaign to raise some $100 billion from investors, governments and consumers to upgrade the nation’s power grid.
The August 2003 blackout was the worst in the nation’s history, but it was not the first major blackout impacting North America, and unfortunately, may not be the last. The accompanying table lists examples of other major bulk electric system power outages that have hit North America. Note that this list excludes many past power outage events that also impacted many people, such as the rolling blackouts experienced in California during 2000 and 2001.
Each year there are smaller power outages that occur throughout North America that do not get significant media attention, but are more frequent than one would expect. The dots in the chart to the right represent individual outages in North America between 1984 and 1997. Though the data is a bit dated, it remains an accurate illustration and the number of system outages per year and the number of customers impacted has probably increased since 1997 due to lack of T&D investment.
Examples of Major Bulk Electric System Power Outages

	States/Provinces	Customers
Date	Affected	Affected	Duration
11/9/1965	NY, CT, MA, RI, northern PA, northeast NJ, and Ontario, Canada	30 million people; over 20,000 MW of demand	Up to 13 hours

7/13/1977	New York City	9 million people; 6,000 MW of demand	Up to 26 hours

12/22/1982	West coats of US	+5 million people: over 12,350 MW of demand	NA

7/2/1996	AZ, CA, CO, ID, MT, NB, NV, NM OR, SD, TX, UT, WA,& WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	2 million (10% of customers in the Western Interconnection); 11,850 MW of demand	From a few mins. to several hours

8/10/1996	AZ, CA, CO, ID, MT, NB, NV, NM, OR, SD, TX, UT, WA, & WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	7.5 million people; 28,000 MW of demand shed by underfrequency load-shedding relays	Up to 9 hours

6/25/1998	MN, MT, ND, SD, & WI in the US; Ontario, Manitoba & Saskatchewan in Canada	152,000 customers; 950 MW of demand	19 hours

8/14/2003*	CT, MA, NY, VT, NJ, PA, OH, MI in the US; Ontario Provence in Canada	Approximately 50 million people 61,800 MW of electric load	Up to two days in some areas

Source: North American Electric Liability Counsel & US-Canada Power System Outage Task Force

* Source: US-Canada Power System Outage Task Force: Causes of the August 14th Blackout
Source: Adapted from John Doyle, California Institute of Technology, “Complexity and Robustness,” 1999. Data from NERC.

[2]	Cambridge Energy Research Associates

[3]	Energy Information Administration’s “Early Release of the Annual Energy Outlook 2004”.

[4]	“Expanding U.S. Transmission Capacity”, Eric Hirst, Ph.D., August 2000

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 7
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Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Telecommunications Network Maintenance & Upgrade Needs
The collapse of the telecommunications industry from 2001 to 2003 was the most severe shock to the industry in its history — many telecommunications companies filed for bankruptcy protection or shut down. Surviving companies significantly reduced capital expenditures and network investment to focus on cash generation and debt reduction. As a result, telecommunications networks have not been properly maintained over the last few years and network expansion has been minimal.
Telecommunications industry spending stabilized in 2004 and in the latter half of 2004 several significant new telecommunications initiatives were announced that require significant network expansion and upgrades. These new initiatives involve bringing fiber optic cable much closer to the end user: fiber to the premise (FTTP) and fiber to the node (FTTN). Such initiatives have been announced and are being implemented by Verizon and SBC Communications and municipalities have also become active in FTTx initiatives. These projects will increase telecommunications network spending by billions of dollars over the next five to ten years and should create favorable demand for the network installation and maintenance services Quanta provides.
Customers Focusing on Core Business; Value of End-to-End Solutions
All of the industries Quanta serves are facing very competitive environments. With challenging economic and capital market conditions over the last few years, many companies in the electric and gas utility, telecommunications, and cable television industries have refocused their human and financial assets on core operations, operating efficiencies and prudent capital investment in their networks. The absolute dollar amount of network capital expenditures by Quanta’s customers has declined over the past few years. However, conditions generally have stabilized and Quanta’s customers will need to begin investing in the development and maintenance of their networks once again.
One way for Quanta’s customers to focus on core operations, operating efficiencies and prudent capital investment is to outsource non-revenue-generating functions, such as network infrastructure development and maintenance. Small owner-operated contractors are not as well positioned as Quanta to serve the broad range of needs that many utilities, telecommunications, and cable television companies request. Further, service providers are reducing the number of vendors they deal with to reduce paperwork, bidding and vendor management costs, and time. Increasingly, the industries Quanta serves are looking for companies like Quanta that are able to provide a wide array of network infrastructure services on a national basis — on time and on budget.
Increased Outsourcing of Infrastructure Services
Challenging economic and capital market conditions, stiff competition amongst their peers, focus on efficiencies, and the need to enhance and maintain the lifeblood of their business – their networks – are causing companies in the electric and gas utility, telecommunications, and cable television industries to increase the amount of network infrastructure work they outsource to specialty contractors like Quanta Services.
Quanta estimates that annual infrastructure spending in the primary industries Quanta serves is approximately $30 — $40 billion. Quanta further estimates that the electric power industry typically outsources approximately 30%-40% of its infrastructure work to specialty contractors, telecommunications typically outsources approximately 50%-60% of its infrastructure work, and cable television typically outsources approximately 70%-80% of its infrastructure work to specialty contractors.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 8
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
As economic, capital market, and operating conditions improve for Quanta’s customers and they return to more normalized levels of investment in their networks, Quanta’s annual addressable market opportunity and the amount of work that is outsourced should grow.
In addition to service providers outsourcing elements of their network installation and maintenance activities, Quanta believes there is significant opportunity in its customers completely outsourcing the operation and maintenance of their network infrastructure (utilities, telecommunications and cable television companies alike). In fact, Quanta is the only specialty contractor to successfully develop and implement a complete infrastructure outsourcing program with an electric utility.
Puget Sound Energy was one of the first utilities to announce that it would progressively outsource 100% of its infrastructure operations and maintenance functions. Puget Sound Energy considered twelve different companies for this vital task and chose Quanta for both electric and gas infrastructure outsourcing initiatives. Today, Quanta is managing all electric and gas construction for new residences and businesses in Puget Sound’s Washington service area, as well as managing all related inventory and materials. Productive work hours have increased by at least one hour per day, a 30% cost savings over historical numbers is projected, and service levels continue to improve. Puget Sound Energy and Quanta forged new ground with this outsourcing model and in 4Q04 Quanta negotiated a two-year extension to its outsourcing agreement with Puget Sound Energy. As it has proven successful, more and more companies are seriously examining a complete outsourcing model.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 9
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Massive Need for Transmission & Distribution Upgrades & Maintenance
The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded, and needs significant upgrades and maintenance to serve the country’s current and future power needs. With a now concerned public and 50 million angry northeastern constituents, politicians began taking the grid’s most spectacular failure seriously and are engaging in discussions toward clarifying the regulatory uncertainty so that electric utilities will have the economic incentive to and be able to attract capital investment for upgrading and maintaining the nation’s power grid.
Source: Platts Research
The challenge the industry faces is not one of a shortage of electricity and generating capacity, but capacity strains and bottlenecks for transmitting and distributing the electricity to the end user. The map above depicts the nation’s major transmission lines and identifies key capacity constraints. As indicated, there are a troubling number of key transmission capacity constraints. While demand for electricity has grown over 20% over the past decade, transmission capacity has fallen by approximately 16% and is expected to decline further by approximately 7% from 2003 to 2008.
Quanta estimates that it will cost between $100 billion and $200 billion to significantly upgrade and

Source: MSN Money	Source: Cambridge Energy Research Associates

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NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
maintain the country’s transmission and distribution (T&D) system over the next ten to fifteen years.
According to Platts, before the August 2003 blackout there was $27.5 billion worth of T&D projects to begin in 2004 and be completed by 2008. The discrepancy between the amount of earmarked projects before the blackout versus the $100 billion investment the power industry is now trying to attract illustrates the magnitude of the electric power industry’s underinvestment in its T&D infrastructure over the years.
Prior to the August 2003 blackout, R.J. Rudden Associates estimated that bringing spending in line with forecast demand would require a 25% annual increase in transmission spending and a 50% annual increase in distribution spending.
The majority of the nation’s T&D infrastructure was built shortly after World War II, is over 50 years old in many cases, and is beyond its useful life. The table below illustrates the number of poles installed annually by a particular electric power utility. While the identity of the specific utility will remain concealed, the chart illustrates an investment pattern that is typical for the average US electric utility. The vast majority of the grid system was installed from 1945 to the late 1970’s. With these assets already past or rapidly approaching the end of their useful life, as depicted in the chart below, there is significant demand for pole repair and replacement going forward based on past T&D investment.

Electric utilities have underinvested in their T&D infrastructure for three primary reasons: (1) uncertainty regarding the final terms of the Federal Energy Regulatory Commission’s (FERC) standard market design proposal, (2) the inability to recover investment costs in T&D investment under state imposed rate freezes, and (3) balance sheet issues resulting from energy trading losses, telecommunications business investments, etc. Note that many of the state rate freezes began to expire in 2003 and pressure will mount on utilities to invest in their T&D infrastructure.

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Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
It is troubling that investment in T&D infrastructure has declined over the years while demand for electricity has meaningfully increased. Coupled with the fact that much of the nation’s T&D infrastructure is 50 years old, it is apparent that the power industry is increasingly relying on aging assets. This is a recipe for significant future problems as power demand increases on an aged and overloaded grid.
The accompanying table depicts adjusted historical utility T&D expenditures to year 2000 dollars and assumes that T&D assets have a 40 year useful life. The data suggests (1) capital spending has not been enough to replace old transmission assets and (2) distribution has not earmarked enough spending to replace aging distribution assets in the future.
As the charts and data show, utility investment in the expansion and maintenance of T&D assets has lagged what is needed. Further, there is significant pending demand for the replacement and repair of poles that were installed 50 years ago.
Deflated T&D Expenditures in Year 2000 Dollars
($ in Billions)

	1985-1989	1990-1994	1995-1999	2000-2004
Transmission
Spending in Period	14.5	16.2	13.2	16.2
Replacement Spending Required	12.2	19.1	21.9	21.4
Net New Spending (Deficiency)	2.3	(2.9)	(8.7)	(5.2)
Distribution
Spending in Period	53.8	56.6	49.1	33.5
Replacement Spending Required	37.0	45.6	49.1	46.8
Net New Spending (Deficiency)	16.8	11.0	0.0	(13.3)

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 12
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Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Expanding and improving current T&D assets to meet current and future power demand is a daunting task. Further complicating the issue, the demand for electricity is expected to continue to grow at a healthy rate for the next few decades as (1) the country’s population expands and (2) we become increasingly dependent on technology, which requires power.
Source: PA Consulting based on datafrom the UDI database
The map below illustrates the estimated demand for electricity by state in the US from 2003 to 2014. It is estimated that overall electricity demand in the US will grow in excess of 20% over this period. Areas such as California and the northeastern US are expected to have 40%-55% increases in electricity demand over the period; note both are areas that have had major blackouts and brownouts in the past few years.
The electric utility industry finds itself in the position of playing catch-up from underinvestment, needing to replace and repair a significant amount of its legacy distribution network, and properly plan for future electricity demand. While the August 2003 blackout has caught the attention of utilities and politicians, it is too early to determine if it will result in real efforts to fix the grid. To the extent that this wake up call is heeded, it may take twelve months or more before hurdles are crossed and serious T&D investment begins. However, as one of the largest specialty electrical infrastructure contractor in the country, Quanta is well positioned to meet the needs of its customers and to harvest the fruits of future increases in T&D network investment by the electric utility industry.

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NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services Operations Overview
For the first nine months of 2005, revenues generated by customers in the electric power and natural gas industries accounted for approximately 68% of revenue, telecommunications and cable television for approximately 15% and ancillary for approximately 17%. For the year 2004, revenues generated by customers in the electric power and natural gas industries accounted for approximately 65% of revenue, telecommunications and cable television for approximately 17% and ancillary for approximately 18%. For the year 2003, revenues generated by customers in the electric power and natural gas industries accounted for approximately 60% of revenue, telecommunications and cable television for approximately 22% and ancillary for approximately 18%.
Quanta estimates that the combined historical average market opportunity for infrastructure spending is approximately $30 — $40 billion annually. Of that, Quanta estimates that the six largest public and private specialty contractors serving these combined industries only account for 15% or less of the market. Quanta estimates that it commands the largest portion of this estimated 15% share, but that it is less than 5% of the total addressable market. The balance of the market is served by smaller, typically private companies. With its greater scope of services, greater financial and organizational resources, and superior work force, Quanta believes it has significant opportunities to increase its market share over time. Quanta estimates that approximately 30%-40% of electric and gas infrastructure work is typically outsourced, 50%-60% of telecommunications infrastructure work is outsourced, and 70%-80% of cable television infrastructure work is outsourced currently.
As the accompanying charts depict, the percentage of revenues Quanta derived from the telecommunications and cable television industries in 2004 declined versus the year 2001. This is primarily due to the historic collapse of the telecommunications market and a challenging operating environment in the cable television market. As a result, nearly all of Quanta’s telecommunications and cable television customers experienced operating and financial challenges for several years, and a number of Quanta’s telecommunications and cable television customers have filed for bankruptcy. As a result, capital expenditures and overall network investment by the telecommunications and cable television sectors have declined significantly versus levels in the late 1990s and early 2000, and also relative to normal historical levels.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 14
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta believes the historic downturn of the telecommunications industry has passed and that the industry has stabilized. Further, there is several telecommunications initiatives currently in discussion and underway by several government organizations, wire line carriers and wireless carriers that could provide Quanta with pockets of opportunity for its telecommunications group in the future. However, Quanta currently does not believe these opportunities are indicative of an overall return to historical network investment levels by the telecommunications industry as a whole.
With the stabilization of several of Quanta’s markets, the Company has begun to see gross margins generally stabilize as well. While operating conditions are still abnormal and many challenges remain, Quanta is also beginning to see some opportunity for margins to improve slightly, but they are not expected to return to historical levels in the near term. To the extent that Quanta’s primary markets remain stable or begin to improve, margins could gradually continue to improve.
Quanta is unique from its competitors because it has always had a diversified network infrastructure service offering for its customers and a diversified customer base. Thus, Quanta is not overly reliant on a given industry or client for business. For 3Q05, Quanta’s largest customer accounted for 5% of revenues. For 3Q05, Quanta’s top ten and top twenty customers accounted for approximately 36% and 49% of revenues, respectively. This diverse customer base reduces Quanta’s reliance on any one customer in a given period and is one reason why the Company was able to remain financially healthy through the tumultuous telecommunications downturn over the past few years.
Quanta has low customer concentration...

	For Most Recent Quarter
	Largest	Top 5	Top 10	Top 20
	Customer	Customers	Customers	Customers

Dycom Industries*	33%	64%	+75%	NA
MasTec	28%	52%	62%	NA
InfraSource	16%	NA	48%	NA
Quanta Services	5%	22%	36%	49%

*	For fiscal year ending 7/30/05
... and a high quality, diversified customer base
Quanta’s Top 20 Customers for the Nine Months Ending 9/30/05
1 Puget Sound Energy
2 Southern California Edison
3 CenterPoint Energy
4 American Electric Power
5 San Diego Gas & Electric
6 Entergy Services
7 Verizon
8 Intermountain Rural Electric
9 Ericsson
10 Pacific Gas & Electric
11 Georgia Power
12 Aquila
13 Florida Power & Light
14 Alltel
15 Century Telephone
16 Xcel Energy
17 West Star
18 Gilbane Building Co.
19 Alabama Power
20 MidAmerican Energy
Quanta’s backlog at the end of 3Q05 was approximately $1.271 billion, which is the amount of work expected to be completed over the next 12 months, including estimates of work under long-term maintenance contracts and new contractual agreements on work that has not yet begun. Quanta’s backlog at the end of 3Q05 of $1.271 billion was up from 3Q04 backlog of $1.070 billion, and up versus 2Q05 backlog of $1.200 billion. Approximately one third of Quanta’s revenues are typically derived from strategic alliances the Company has with various customers, engineering firms, manufacturers, distributors, and others.

*	Backlog is defined as the amount of work expected to be completed over the next 12 months, including estimates of work under long-term maintenance contracts and new contractual agreements on work that has not yet begun.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 15
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
It is important to understand that Quanta’s business is typically influenced by seasonal factors. These factors include influences due to weather, capital expenditure spending patterns, bidding seasons, and holidays. Typically, Quanta’s revenues are lowest in the first quarter of the year because cold, snowy or wet conditions cause delays. The second quarter is typically better than the first, as some projects begin, but continued cold and wet weather can often impact second quarter productivity. The third quarter is typically the best of the year, as a greater number of projects are underway and weather is more accommodating to work on projects. Revenues during the fourth quarter of the year are typically lower than the third quarter but higher than the second quarter. Many projects are completed in the fourth quarter and revenues often are positively impacted by customers seeking to spend their capital budget before the end of the year; however, the holiday season and inclement weather sometimes can cause delays.
Electric Utility Infrastructure Services
Quanta performs a complete range of specialty contracting installation, maintenance and repair services for the electric utility industry. Types of electric utility customers include investor-owned utilities (IOUs), independent power producers (IPPs), rural electric associations (REAs) and federal, state and municipal agencies.
As the largest specialty electric power contractor in the US, Quanta has some of the most experienced contractors and employees in the industry. In fact, many of the companies that are now part of Quanta contributed to the original build-out of the national transmission and distribution system over 70 years ago.
Quanta has the ability to handle any electrical infrastructure need for its customers. From project-based engineering and construction of a multi-state, several hundred mile, high voltage transmission line and substation system to complex underground distribution networks, Quanta can handle every size and scope of power project. In fact, there are more than 200,000 miles of overhead electrical lines and thousands of miles of underground electrical cable that have been built and/or are maintained by Quanta Services.
Some of Quanta’s power infrastructure services capabilities include:
•	Design-build or engineer-procure-construct (EPC) services

•	Construction and maintenance of transmission lines from 69kV to 765 kV

•	Installation and maintenance of all kinds of distribution facilities

•	Substation engineering and construction

•	Energized installation, maintenance and upgrades utilizing proprietary robotic arm, barehand and hotstick methods

•	Emergency power restoration

•	Power and control cable pulling, splicing, terminating and testing

•	Joint electric, gas and telecommunications installations, and much more

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 16
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Energized Services
One of Quanta’s significant competitive advantages on the power side is its unmatched expertise and capabilities in the field of energized services. Quanta’s Energized Services and techniques enable Quanta to perform a wide variety of installation, maintenance, rebuild and repair services to almost all parts of an electric network while the network remains energized, without service interruption. Unique to Quanta’s specialty electrical service offering is its exclusive, patented LineMasterTM Robotic Arm. Quanta owns the US rights and the exclusive right to use the LineMaster Robotic Arm for more than the next 10 years. The LineMaster Robotic Arm is used in the construction, maintenance, repair, and improvement of energized T&D lines and substation facilities, and can reduce project completion times by more than 50% versus traditional methods. The telescoping robotic arm temporarily supports live power lines to allow repair or replacement of transmission poles, cross-arms, insulators, etc., while maintaining an energized connection. Importantly, this capability prevents Quanta’s customers from having to shut down a portion of the power grid to allow work to be done, eliminating downtime costs and angry consumers.
Hotstick & Barehand — Hotstick and barehand techniques also enable crews to work on lines without interrupting the customer’s power supply. Quanta uses hotsticks to move conductors, install fuses, and open and close switches. For more intricate repairs, Quanta’s crews use barehand techniques in which live-line workers wear specially designed protective gear that enables them to work at the same electrical potential as the line. Quanta’s employees performing energized services are hand-selected, experienced journeymen, each of whom have completed more than 120 hours of specialized barehand training and annual, recurrent training to be “energized certified”.
Barehand crews can safely handle and efficiently repair live lines up to 765kV. On one project, Quanta used barehand techniques to repair a nuclear plant’s 345kV substation switches in one day without shutting down the reactor. This saved the utility an estimated $10 million — the cost associated with shutting down the reactor, making repairs, returning it to operation and making spot market power purchases during the down time.
Coupling the LineMaster Robotic Arm technology with Quanta’s barehand and hotstick methods provides a complete energized solution that increases efficiency, reliability, levelization, and safety.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 17
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Energized Services Case Study
Kansas City Power & Light (KCP&L) was experiencing transmission congestion on its LaCygne-Stilwell Line, representing a major bottleneck for members and customers of the Southwest Power Pool (SPP) who rely on the line for service. Since the line was vital to the service needs of KCP&L and the SPP, taking the line out of service for any extended period of time for upgrades would have proved extremely disruptive in the form of lost revenue, power outages, and angry customers.
Since the line was built in 1972, KCP&L had done a number of system augmentations including substation enhancements at either end of the line as well as installing monitoring equipment that provided incremental capacity as power demand grew over the years. However, as KCP&L looked for additional capacity enhancements for the line, it became clear that KCP&L would have to rebuild or upgrade the line to truly solve its capacity problem.
The advent of a high-temperature conductor, or ACSS (aluminum conductor steel supported), meant that the ACSS could carry twice the load of the conductors KCP&L was using on the line, and that if the 345-kV line could be reconductored with the ACSS, KCP&L could use the existing H-frames supporting the line. If this were able to be done while the line remained energized, the line’s capacity problem would be solved and customers would not experience any service disruption.
Because of Quanta’s unmatched expertise in energized services, proprietary tools and work methods, KCP&L approached Quanta to work toward a rebuild solution on the LaCygne-Stillwell Line. Quanta worked with KCP&L and developed a plan predicated on reconductoring the line while energized. At that time, Quanta had worked on many energized projects for KCP&L, but none of this magnitude.
To do the job, Quanta used the Equal Potential Stringing Method, which isolated the working area and the conductor being pulled, used proprietary processes, tools and equipment to solve complicated issues and completed the project — all while the line remained in service. The project ran smoothly and was completed a month ahead of schedule, a major accomplishment given the snow and mud experienced at the start of the project in February and spring rains and storms in May.
In summary, Quanta and KCP&L broke new ground with this project in solving transmission congestion problems and upgrading conductors in an energized state. The project was completed ahead of schedule in under five months and cost less than $8 million. Had the line been replaced using traditional installation methods, the project would have taken longer, required the line to be shut down for periods at a time, been significantly more costly, and been disruptive to customers.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 18
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Natural Gas & Pipeline Services
Like the electric power industry, the continued growth of the natural gas industry is expected to generate significant activity, including the development of new pipelines and expansion or upgrades of current systems. Natural gas consumption in the US is expected to rise significantly over the next two decades. It is estimated that the US needs 263,000 miles of distribution pipelines and another 38,000 miles of large diameter transmission pipelines. With the implementation of new legislative mandates requiring more structured and regular maintenance and monitoring of systems, there has been a sharp increase in demand for gas and pipeline services.
Quanta is involved in the assessment, development, maintenance, and expansion of natural gas pipelines. Quanta delivers a comprehensive set of solutions for the natural gas and pipeline industries, including surveying, designing, installing, maintaining, and repairing and testing for all systems and methods of transmitting natural gas. This includes transmission and distribution pipelines, gathering systems, compressor stations, and meter stations.
Quanta also provides services for:
•	Corrosion protection and rehabilitation

•	Permit and right-of-way acquisition

•	Directional drilling

•	Computer aided drafting

•	Material specifications and acquisition
Telecommunications Network Services
Quanta is equipped to provide a complete scope of services to the telecommunications industry for both wire line and wireless services and is well positioned to capitalize on the demand for services related to fiber to the premise (FTTP) and fiber to the node (FTTN) initiatives. Quanta’s telecommunications customers include incumbent local exchange carriers (ILECs), long-distance carriers, rural telecommunications providers, competitive local exchange carriers (CLECs), wireless carriers, and others. Quanta not only configures telecommunications networks, but also provides the services to design, install, operate, test and maintain them. Quanta has the capabilities to install and maintain fiber optic networks across the country, through mountains, valleys and prairies, to businesses, buildings and homes, telephones and modems. From route selection to positioning of the product, Quanta’s telecommunications network services group provides a turnkey solution.
➢	Outside Plant Services — Both overhead and underground:
•	Plant design, engineering and construction drawings

•	Right-of-way acquisition and permitting

•	Overhead and underground installation, maintenance and repair of fiber optic and copper cable

•	Cable splicing and testing
➢	Inside Plant Services — Starting with plant design, construction drawings and permitting, Quanta’s inside plant services encompass all elements of network integration. From riser installation to horizontal cabling, pathway construction and ongoing maintenance, including installation, cable splicing and materials procurement. Quanta’s inside plant services can serve single or multiple site

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 19
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
      needs.
➢	Central Office — Quanta’s central office services cover complete engineering, furnish and install (EF&I) needs nationwide. Quanta installs equipment designed by the industry’s leading manufacturers. In fact, Quanta is certified to install the vast majority of the equipment telecommunications customers require.
➢	Wireless — From monopole erection to orientation and sweep testing, Quanta provides wireless clients with design, build, and maintenance services as well as data transmission, project management and all the permitting processes associated with construction. Quanta crews construct cellular, digital, PCS, microwave and other wireless telecommunications towers and mobile switching offices.
Cable Television Services
Quanta designs, installs, maintains and repairs entire residential and commercial cable television networks using both analog and digital technology. Quanta’s experience in the latest broadband, telephony, and data technologies, coupled with its inside and outside plant capabilities, enable Quanta to seamlessly handle all phases of a network’s lifespan — from design and installation to upgrade and maintenance projects. Likewise, Quanta’s ability to design and install all types of broadband cable industry systems — coaxial, fiber optic and hybrid systems — provides customers with a reliable resource for all potential needs. Quanta’s scope of services supports advanced technologies including frame relay, SONET, Dense Wave Division Multiplexing (DWDM), and MPEG. From DSL, ADSL and HDSL to video-on-demand, voice over IP or a full headend facility, Quanta can do it all.
Quanta’s cable network services include:
•	System and plant engineering

•	Equipment installation, activation and testing

•	Inside wiring, splicing and testing

•	Permit and utility coordination

•	Site preparation including rock trenching, directional drilling and mass excavation

•	Rack installation, overhead and floor cable and fiber trays, and much more
Specialty Services
In addition to the comprehensive services previously described, Quanta provides a number of specialty services, many of which have applications and customers that span the electric and gas utility, telecommunications, and cable television industries. Quanta’s specialty services capabilities include:
•	Pipeline transfer and bulk storage facilities

•	Intelligent traffic networks including signals, controllers, message signs, and closed circuit monitoring

•	Light rail tower installation, specialty wiring and ground wires

•	Piping, tankage and control for airport fueling systems

•	Wind generation facilities

•	Rock trenching, directional drilling and road milling

•	Vegetation control and tree trimming, and more

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 20
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Understanding Margins
It is important to understand how various factors — some controllable, some not — impact Quanta’s gross margins on a quarterly or annual basis.
•	Seasonal & Geographical: Seasonal patterns can have a significant impact on gross margins. Generally, business is slower in the winter months versus the warmer parts of the year. This can be offset somewhat by increased demand for electrical service and repair work from severe weather. In addition, the mix of business conducted in different parts of the country will affect margins; some parts of the country offer the opportunity for higher gross margins than others.

•	Weather: Adverse or favorable weather conditions can impact gross margins in a given period. For example, in the first half of 2004, parts of the country experienced record snow or rain fall that negatively impacted Quanta’s revenue and gross margin. In many cases projects were delayed or had to be temporarily placed on hold. Conversely, in periods where weather remains dry and temperatures are accommodating, more work can be done, sometimes with less cost, which would have a favorable impact in gross margin. In some cases, as in the second half of 2004 and 2005, strong storms or hurricanes can provide Quanta with high margin emergency service restoration work, which has a positive impact on margins.

•	Revenue Mix: The mix of revenue derived from the industries we serve will impact gross margins. Changes in our customers’ spending patterns in each of the industries we serve can cause an imbalance in supply and demand and, therefore, affect margins and mix of revenue by industry served.

•	Service and Maintenance versus Installation: In general, installation work has a higher gross margin than maintenance work. This is because installation work is often obtained on a fixed price basis, which has higher risk than other types of pricing arrangements. Quanta typically derives approximately 50% of its revenue from maintenance type work, which is performed under pre-established or negotiated prices or cost-plus pricing arrangements. Thus, a higher portion of installation work in a given quarter may result in a higher gross margin.

•	Subcontract Work: Work that has to be subcontracted out generally has lower gross margins. An increase in subcontract work in a given period may contribute to a decrease in gross margin. Quanta typically subcontracts approximately 10%-15% of its work to other service providers.

•	Materials versus Labor: Margins may be lower on projects on which Quanta furnishes materials as material prices are generally more predictable than labor costs. Consequently, Quanta generally is not able to mark up materials as much as labor costs. In a given period, a higher percentage of work that has a higher materials component may decrease overall gross margin.

•	Depreciation: Quanta includes depreciation in its cost-of-services line. This is common practice in its industry, but can make comparability to other companies difficult. This must be taken into consideration when comparing Quanta to other companies.

•	Insurance: Gross margins could be impacted by fluctuations in insurance accruals related to Quanta’s deductibles in the period in which such adjustments are made. As of September 30, 2005, Quanta had a deductible of $1,000,000 per occurrence related to employer’s and general liability and a deductible of $2,000,000 per occurrence for automobile liability and workers’ compensation insurance. Quanta also has a non-union employee related health care benefit plan that is subject to a deductible of $250,000 per claimant per year.

•	Selling, General and Administrative Expenses: Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, communications, professional fees, bad debt expense, letter of credit fees and gains and losses on the sale of property and equipment.
Again, it is important to understand how various factors impact gross margin. Just because gross margin narrows in a quarter may not mean that Quanta is not managing its costs of services well.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 21
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta’s Growth Strategy — Steady Organic Growth Supplemented by Selected Acquisitions
As discussed, the past three years have been the most challenging and abnormal operating environments for Quanta and its peers in thirty years. No one could have predicted the severity and depth of the telecommunications industry’s collapse and challenging environment for cable television, leading to the significant reduction in network development and maintenance investment. The electric power industry, to a lesser extent, was impacted as well.
Throughout this period, Quanta transitioned from a company focused on growth to a company focused on managing its business in a tumultuous environment. Quanta has been successful in reducing its cost structure, streamlining and focusing on operations, and improving its balance sheet. Though the operating environment has not returned to normal or demonstrated a return to a growth trend, Quanta has positioned itself to operate successfully in the current environment and is well positioned to capitalize on growth opportunities as conditions improve.
In normal market conditions, Quanta enjoyed solid organic revenue growth in excess of 20%. Quanta believes that a sustainable long-term organic revenue growth rate for its business is approximately 10% to 15% in normal operating conditions. This growth will be driven by the need to invest in the expansion and maintenance of the nation’s power grid and continued development and maintenance of telecommunications and cable television networks as technology continues to develop new applications and services. It will also be driven by increased network infrastructure installation and maintenance outsourcing trends.
Since the founding of Quanta, the Company has augmented its organic growth with strategic acquisitions of top tier companies, enabling it to expand its service offering and geographic reach to better serve its customers. Quanta has not completed an acquisition since early 2002, but as business conditions return to normal, Quanta may elect to selectively and opportunistically pursue the acquisition of companies to continue to enhance its service offering and expand its geographic reach.
We would note that Quanta has not purchased start-up companies or turnarounds, instead focusing on companies with an average operating history of 20 to 30 years and with a record of operational excellence and profitability. Quanta has a disciplined acquisition approach that focuses on various financial, geographic, and management criteria including:
•	Solid historical and projected financial performance,

•	Internal rate of return, return on assets, and return on revenue benchmarks,

•	Management experience and reputation,

•	The composition and size of the candidate’s customer base,

•	The candidate’s impact on increasing or maintaining market share,

•	Operational synergies, and

•	Any liabilities, contingent or otherwise.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 22
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Recent Financial Results & Commentary
Quanta’s 3Q05 results came in ahead of the Company’s previously disclosed 3Q05 financial outlook, with both revenues and diluted EPS exceeding expectations due to solid growth across almost all of the industries Quanta serves and due to emergency storm restoration work performed across the Gulf coast due to hurricanes Katrina and Rita in 3Q05. In 2004, Quanta focused on operations stabilization, maintaining strong customer relationships and strengthening its balance sheet to ensure its ability to serve its customers as their financial strength returns. As Quanta’s customers have gained financial strength, Quanta’s year-to-date 2005 results indicate that its operational focus in 2004 is paying off. Quanta believes 2005 will be a building year as the Company continues to see signs that its customers are gaining strength, that the economy has turned the corner and that Quanta’s long-term future is promising.
3Q05 financial results included the following highlights:
•	Revenues were $523.3 million versus previous estimates of $460 to $490 million – reflecting 13% internal growth.

•	Excluding emergency storm restoration work associated with hurricanes in 3Q05 and 3Q04, electric and gas utility revenues increased 18%.

•	Gross margin increased to 15.3% in 3Q05 versus 12.6% in 3Q04. Excluding the impact of an insurance charge in 3Q04 of $8.6 million, gross margin would have been 14.5% in 3Q04.

•	Diluted earnings per share was $0.11 in 3Q05 versus the previous 3Q05 diluted earnings per share estimate of between $0.06 and $0.08.

•	Backlog at September 30, 2005 was $1.271 billion, up from $1.070 billion at December 31, 2004 and up versus backlog at the same time last year of $1.070 billion.
Revenue for 3Q05 was $523.3 million versus 3Q04 revenue of $463.1 million, which reflected 13% internal growth. Revenues increased due to improved spending patterns by Quanta’s customers and by most of the industries Quanta serves. 3Q05’s higher revenue can also be attributed to a slightly larger amount of storm work being performed in 3Q05 versus 3Q04. Revenues from electric and gas utility customers increased approximately 18% (excluding storm related work in 3Q05 and 3Q04), revenues from telecom and cable customers increased by approximately 5% (combined) and revenues from ancillary customers increased by approximately 11%, all versus the same quarter last year.
Revenue Breakdown by Type of Customer

	Third Quarter
	2004	2005
Electric & Gas Utilities	68%	69%
Telecom & Cable TV	15%	13%
Ancillary	17%	18%
Gross margin (including depreciation expense) in 3Q05 increased to 15.3% versus 12.6% in 3Q04. Excluding the effect of an insurance charge of $8.6 million in 3Q04, gross margin would have been 14.5% in 3Q04. The increase in margins in the quarter was due to improved spending patterns by Quanta’s customers which resulted in improved margins in all of the primary industries Quanta serves.
3Q05 G&A expenses were $49.4 million, or 9.4% of revenues versus 3Q04 G&A expenses of $44.3 million, or 9.5% of revenues. 3Q05 G&A expenses were higher primarily due to higher salaries and benefits costs, increased personnel, cost of living adjustments, higher performance bonus costs, higher professional fees and higher bad debt expense.
Quanta’s 3Q05 net income was $12.9 million, or $0.11 per diluted share, versus 3Q04 net income of $4.2 million, or $0.04 per diluted share. 3Q04 results were negatively impacted by a pre-tax insurance charge

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 23
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
of approximately $8.6 million, which did not recur in 3Q05.
Cash flow from operations in 3Q05 was negatively impacted due to increased working capital requirements associated with the $84.1 million sequential increase in revenues in 3Q05 over 2Q05. Year-to-date cash flow from operations through September 30, 2005, was a negative $1 million. Quanta expects its negative cash flow from operations to reverse substantially by the end of 2005 as receivables are collected for work performed over the past quarter. Year-to-date capital expenditures as of September 30, 2005, were $38.9 million.
Quanta’s backlog at the end of 3Q05 was $1.271 billion, up from 4Q04 backlog of $1.070 billion, and up versus 2Q05 backlog of $1.200 billion. For 3Q05, Quanta’s largest customer accounted for 5% of revenues. Quanta’s top 10 customers for the quarter accounted for 36% of revenues and top 20 customers accounted for 49% of revenues. At the end of 3Q05, Quanta’s employee count was 11,572 versus 11,161 at the end of 2Q05.
Quanta’s days sales outstanding (DSO), which includes current accounts receivable plus costs and estimated earnings in excess of billings on uncompleted contracts less billings in excess of costs and estimated earnings on uncompleted contracts, was 86 days at the end of 3Q05 versus 85 days at the end of 2Q05 and versus 85 days at the end of 3Q04. DSOs tend to peak in the first quarter of a given year and decline over the balance of the year. Quanta’s believes its DSOs can decline slightly by the end of the year.

At its peak in 3Q05, Quanta had more than 2,000 of its line personnel from all corners of North America working in areas affected by hurricanes Katrina and Rita. These individuals worked to clear vegetation, remove downed power and phone lines, repair damaged infrastructure and rebuild phone and power transmission and distributions systems where necessary. Quanta’s rapid and large mobilization of its people in response to the hurricanes demonstrates the Company’s ability to respond to its customers. Though most of the power has been restored in affected areas, the work to truly repair damaged power systems has just begun. Entergy has estimated damage from hurricane Katrina to be in the range of $750 million to $1.1 billion. Damage from Rita to Entergy’s system alone may reach as much as $550 million. For Entergy, Rita alone affected more than 340 transmission lines and 430 substations. More than one million customers experienced power outages as a result of hurricane Katrina and more than 760,000 customers lost power due to hurricane Rita. These numbers were recently exceeded by the impact of hurricane Wilma, which left six million customers without power. Quanta’s crews remain deployed throughout the Gulf Coast and in Florida to help its customers repair their systems.
The hurricanes generated a great deal of news coverage and as discussed, Quanta participated in helping

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 24
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
affected areas restore power. However, excluding storm related work in 3Q05 and 3Q04, electric and gas utility revenues increased by 18% in 3Q05 over the same period last year. In addition, Quanta’s telecom and cable TV revenues increased by approximately 5% and revenues from ancillary services increased by 11%. This solid growth across almost all of Quanta’s core industries continues to illustrate improved spending patterns by its customers due to their continuing improvement in financial health and outlook for the future. The operational outlook for the remainder of the year appears favorable and Quanta is optimistic that operating conditions will continue to improve through 2006.
There are three major trends in the electric utility sector that make this an exciting time for Quanta: (1) a comprehensive energy bill, certain sections of which address the state of the power delivery system, was signed by the President on August 8, 2005, (2) increased spending by many of its customers who have strengthened their balance sheets and overall financial health over the past several quarters and (3) increasing interest in outsourcing as a way to reduce costs while maintaining quality service to the customer.
Among other things, the energy bill is aimed at improving the nation’s electric transmission capacity, reliability and promoting investment in the nation’s energy infrastructure. Specifically, the bill establishes a self-regulating reliability organization that will enforce mandatory reliability rules on all market participants, with oversight by the FERC. The bill also grants the FERC limited backstop citing authority for critical transmission projects if states do not act. The bill also designates the Department of Energy as the lead agency to help streamline the federal permitting process for transmission facilities. These two elements of the bill should contribute to a streamlined, smoother and shorter permitting process, which should make investment in the nation’s transmission system more attractive.
Lastly, the bill modifies a longstanding barrier to effective competition by repealing the Public Utility Holding Company Act (PUHCA). The repeal of PUHCA will bring new players into the industry’s investment landscape. These non-utility investors will focus solely on driving costs down, while enabling the utility to focus on their core competencies. Quanta believes there may be increased interest in outsourcing solutions as a result of the PUHCA repeal.
As a result, Quanta expects utilities to evaluate the condition of their infrastructure more closely and act on much needed upgrades to meet the higher reliability standards. Signage of the bill may not yield an immediate positive impact on Quanta’s business, but the positive impact of more active infrastructure investment by utilities should begin in the next twelve to eighteen months.
Quanta’s telecommunications operations continue to see pockets of activity spurred by a variety of factors, including regulatory changes, various FTTx initiatives, merger and acquisition activity and a recovering economy. At the end of 3Q05, Quanta’s telecom backlog had increased 14% sequentially over 2Q05. Of note, Texas recently became the first state to pass legislation that allows video service providers to get one franchise license for the entire state. This will dramatically reduce the time and money required for Quanta’s wireline customers to offer TV services in more than one Texas city. These developments, combined with demand for new technologies from consumers and businesses alike, should contribute to a continuing recovery for the telecommunications industry throughout 2005 and 2006.
Positive regulatory developments over the past few months have fueled optimism in the industry and have the potential to increase spending. For example, a bill called “The Broadband Investment and Consumer Choice Act of 2005” was recently introduced to the Senate that would replace the Telecommunications Act of 1996. If approved, the bill would deregulate services, roll back current restrictions on providing video services and ultimately assure consumer access to Internet-based phone services.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 25
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
In addition, on August 5, 2005, the Federal Communications Commission (FCC) adopted policies that should bring more and better broadband services to consumers by eliminating facilities sharing requirements on facilities-based wireline broadband Internet access service providers. Specifically, it puts wireline broadband Internet access service, commonly delivered through DSL technology, on an equal regulatory footing with cable modem service. While wireline Internet service providers will have to continue to provide existing wireline facilities access to unaffiliated ISPs for one year, this policy change should encourage network investment in broadband services and over time, increased network spending.
Quanta has continued to focus on the quality of margins on projects rather than pursue a large quantity of work, which has had a favorable impact on overall telecom margins. The Company continued to see robust activity and progression of FTTx projects in 3Q05 and Quanta continues its work for Verizon in a number of states across the country. Verizon recently reaffirmed that it has passed 2.5 million homes in 15 states and is on track to reach three million homes by year end. Verizon also announced that it plans to pass an additional three million homes and businesses next year. In addition, SBC recently completed its field test of Project Lightspeed and Quanta expects SBC’s fiber to the node initiative to gain momentum through the balance of 2005 and into 2006, as SBC expects to have deployed the necessary fiber to pass two million homes with Lightspeed service by the end of 2005. BellSouth too has become more vocal about its fiber to the curb initiatives and announced that it plans to accelerate its deployment due to recent positive regulatory court rulings. BellSouth plans to deploy fiber to almost 60% more locations in 2005 than it did in 2004. The momentum behind fiber deployments deeper into the network is not limited to the large telcos such as Verizon and SBC, but is also coming from smaller telephone companies, municipalities, rural telcos and other industry participants.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially due to various risks and uncertainties as further described on page 37 of this Company Profile.
For 4Q05, Quanta expects revenues to range from $450 million to $480 million and that diluted EPS will range between $0.06 to $0.08. This compares to diluted EPS of $0.02 in 4Q04. Quanta expects operating margins of between 4% and 5% in 4Q05. The Company estimates its tax rate in 4Q05 will be approximately 50% and its diluted share count for 4Q05 to be approximately 117 million. Regarding cash flow, using the midpoint of the Company’s 4Q05 revenue range and assuming that DSOs are at 83 days, Quanta estimates it could generate approximately $85 million in cash flow from operations in 2005. Quanta estimates its capital expenditures for full year 2005 to be approximately $44 million.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 26
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services, Inc.
Historical Financial and Operating Data
(In Thousands, Except Per Share Data — Unaudited)

	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05

Revenue	$1,642,853	$354,997	$389,194	$463,077	$419,242	$1,626,510	$372,505	$439,287	$523,340
Cost of Services	1,442,958	328,273	342,853	404,652	369,341	1,445,119	336,413	385,471	443,167

Gross Profit	199,895	26,724	46,341	58,425	49,901	181,391	36,092	53,816	80,173

SG&A	178,219	43,542	40,589	44,265	43,141	171,537	42,462	43,874	49,420
Goodwill Impairment	6,452	—	—	—	—	—	—	—	—

Income (Loss) from Operations	15,224	(16,818)	5,752	14,160	6,760	9,854	(6,370)	9,942	30,753

Interest Expense	(31,822)	(6,366)	(6,228)	(6,379)	(6,094)	(25,067)	(6,018)	(5,904)	(6,041)
Loss on Early Extinguishment of Debt	(35,055)	—	—	—	—	—	—	—	—
Other, Net	(1,416)	473	249	823	1,023	2,568	1,684	1,793	1,983

Income (Loss) Before Income Tax Provision (Benefit)	(53,069)	(22,711)	(227)	8,604	1,689	(12,645)	(10,704)	5,831	26,695

Provision (Benefit) for Income Taxes	(18,080)	(11,017)	3,265	4,448	(147)	(3,451)	(5,576)	2,488	13,815

Net Income (Loss)	(34,989)	(11,694)	(3,492)	4,156	1,836	(9,194)	(5,128)	3,343	12,880

Preferred Stock Dividends, Net	(2,109)	—	—	—	—	—	—	—	—

Net Income (Loss) to Common Stock	($32,880)	($11,694)	($3,492)	$4,156	$1,836	($9,194)	($5,128)	$3,343	$12,880

Earnings (Loss) Per Share:
Basic EPS	($0.30)	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)	$0.03	$0.11

Diluted EPS	($0.30)	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)	$0.03	$0.11	(a)

Basic Weighted Average Shares	110,906	113,918	114,425	114,683	114,731	114,441	115,229	115,713	115,970
Diluted Weighted Average Shares	110,906	113,918	114,425	115,385	115,752	114,441	115,229	116,341	141,177

	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05

Margin Analysis
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Services	87.8%	92.5%	88.1%	87.4%	88.1%	88.8%	90.3%	87.7%	84.7%

Gross Profit	12.2%	7.5%	11.9%	12.6%	11.9%	11.2%	9.7%	12.3%	15.3%

SG&A	10.9%	12.2%	10.4%	9.5%	10.3%	10.6%	11.4%	10.0%	9.4%

Income (Loss) from Operations	0.9%	-4.7%	1.5%	3.1%	1.6%	0.6%	-1.7%	2.3%	5.9%

Income (Loss) Before Income Tax Provision (Benefit)	-3.2%	-6.4%	-0.1%	1.9%	0.4%	-0.8%	-2.9%	1.3%	5.1%

Net Income (Loss)	-2.1%	-3.3%	-0.9%	0.9%	0.4%	-0.6%	-1.4%	0.8%	2.5%

Net Income (Loss) to Common Stockholders	-2.0%	-3.3%	-0.9%	0.9%	0.4%	-0.6%	-1.4%	0.8%	2.5%

	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05

Selected Cash Flow Data
Net Cash Provided By (Used In) Operating Activities	117,183	34,651	4,981	45,826	58,622	144,080	9,964	(129)	(10,870)
Capital Expenditures	35,943	11,591	7,901	10,495	8,984	38,971	12,220	16,688	9,971

Free Cash Flow	81,240	23,060	(2,920)	35,331	49,638	105,109	(2,256)	(16,817)	(20,841)

	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05

Selected Operating Data
Backlog	$1,008	$1,032	$1,042	$1,070	$1,070	$1,070	$1,163	$1,200	$1,271
Top 10 Customers as a Percentage of Revenue in Period	29%	31%	31%	32%	33%	30%	37%	35%	36%
Top 20 Customers as a Percentage of Revenue in Period	41%	43%	45%	46%	48%	45%	53%	48%	49%
Days Sales Outstanding	83	92	86	85	83	83	90	85	86

Revenue By Customer
Electric Power & Natural Gas Network Services	60%	62%	63%	68%	66%	65%	66%	63%	69%
Telecom Network Services & Cable TV & Broadband Network Services	22%	17%	18%	15%	17%	17%	15%	17%	13%
Ancillary Services	18%	21%	19%	17%	17%	18%	19%	20%	18%

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million for an addback of related interest expense, net of tax.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 27
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Peer Operation & Valuation Comparison
The specialty contracting industry is highly fragmented and very competitive. Quanta estimates that its annual addressable market is approximately $30 billion to $40 billion. Quanta believes that the top five specialty contractors (based on revenues) account for approximately 15% of this annual market opportunity. Quanta estimates that it commands the largest portion of this estimated 15% share, but that it is less than 5% of the total addressable market. The remaining 85% market share is held by smaller, private specialty contracting companies.
With its diversified service offering and customer base, and national presence, Quanta is unique. Below is a table of Quanta’s peers, indicating the various markets each specialty contractor serves. Also included is a peer valuation analysis of a broader peer group that includes several companies in the construction and engineering sector. While Quanta may not compete directly with some of these companies, they are included because they perform construction and engineering services and are often impacted by similar macro and/or other trends as Quanta. Of this peer group, InfraSource, Dycom Industries and MasTec are Quanta’s closest public peers. However, both Dycom and MasTec focus more on the telecommunications and cable television industries and InfraSource does not have as large a geographic presence as Quanta does.
Specialty Contracting Services Market

	Utility Infrastructure			Commercial & Industrial
	Electric &			Inside		Building
	Gas	Telecom	Cable TV	Electrical	Mechanical	Services
Quanta Services	X - 68%	X	X	X
InfraSource	X - 85%	X
MasTec	X - 21%	X	X
Dycom Industries		X	X
IES				X		X
EMCOR				X	X	X
Peer Valuation Comparison
Specialty Contractors/Construction & Engineering

			12/1/2005	EPS*		PE Multiple*
	Symbol	FYE	Price	2005E	2006E	2005E	2006E

Dycom Industries	DY	July	$21.03	$1.08	$0.77	19.5X	27.3X
MasTec	MTZ	Dec	$10.44	$0.05	$0.72	208.8X	14.5X
Chicago Bridge & Iron	CBI	Dec	$25.83	$0.96	$1.21	26.9X	21.3X
EMCOR	EME	Dec	$71.79	$2.50	$3.78	28.7X	19.0X
Fluor	FLR	Dec	$75.86	$2.48	$3.05	30.6X	24.9X
IES	IES	Sep	$0.58	($0.30)	$0.32	-1.9X	1.8X
InfraSource	IFS	Dec	$11.73	$0.28	$0.59	41.9X	19.9X
Jacobs Engineering	JEC	Sep	$66.05	$2.57	$2.90	25.7X	22.8X
Shaw Group	SGR	Aug	$29.95	$0.77	$1.37	38.9X	21.9X
Wireless Facilities	WFII	Dec	$5.51	$0.23	$0.26	24.0X	21.2X

Peer Group Average						44.3X	19.5X

Closest Peers
Dycom Industries	DY	July	$21.03	$1.08	$0.77	19.5X	27.3X
InfraSource	IFS	Dec	$11.73	$0.28	$0.59	41.9X	19.9X
MasTec	MTZ	Dec	$10.44	$0.05	$0.72	208.8X	14.5X

Average						90.1X	20.6X

Quanta Services	PWR	Dec	$14.49	$0.18	$0.38	80.5X	38.1X

*	EPS estimates & PE multiples using First Call data; using fiscal year end unless noted

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 28
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Executive Management Bios*

* Biographical information is current as of the publication of Quanta’s proxy statement for the 2005 annual meeting of stockholders.
John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as Quanta’s Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and also serves as Vice President-at-Large of NECA and, since May 1999, is a director of U. S. Concrete, Inc.
James H. Haddox has served as Quanta’s Chief Financial Officer since November 1997 and served as Quanta’s Secretary from December 1997 until March 1999 and as Quanta’s Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.
John R. Wilson has been a member of the Board of Directors since 1998. He has served as Quanta’s President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997.
Kenneth W. Trawick has served as Quanta’s President of the Telecommunications and Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as Executive Vice President from January 2000 until May 2001.
James F. O’Neil III has served as Quanta’s Senior Vice President of Operations Integration and Audit since December 2002 and served as Quanta’s Vice President of Operations Integration from August 1999 until December 2002. From 1980 until 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, most recently as Director, Global Deepwater Development.
Benadetto G. Bosco has served as Quanta’s Senior Vice President of Business Development and Outsourcing since May 2004 and served as Quanta’s Senior Vice President of Outsourcing from April 2003 until April 2004 and as Quanta’s Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.
Derrick A. Jensen has served as Quanta’s Vice President and Controller since December 1997 and as Quanta’s Chief Accounting Officer since March 1999.
Darren B. Miller has served as Quanta’s Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently as Senior Vice President and Chief Financial

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 29
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.
Nicholas M. Grindstaff has served as Quanta’s Treasurer since October 1999 and served as Quanta’s Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.
In addition to these executives, Quanta is led by operating executives with an average of over 25 years of experience.
Board & Corporate Governance Matters
Quanta’s Board of Directors, as a representative of the stockholders, strives to ensure the achievement of business success and the enhancement of long-term stockholder value with the highest standards of integrity and ethics. The following discussion highlights certain characteristics of Quanta’s Board of Directors and other Corporate Governance matters. Additional information on this subject can be found in the Corporate Governance section of Quanta’s website at www.QuantaServices.com.
Code of Ethics and Business Conduct & Conflicts of Interest:
The Board expects Quanta directors, as well as officers and employees, to act ethically at all times and to adhere to the policies contained within Quanta’s Code of Ethics and Business Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the chairman of the Governance and Nominating Committee. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the CEO or any other executive officer, and the CEO shall resolve any conflict of interest issue involving any other Quanta officer.
Board of Directors*

* Biographical information is current as of the publication of Quanta’s proxy statement for the 2005 annual meeting of stockholders.
Quanta’s Board of Directors consists of nine members, whose bios are as follows:
John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as Quanta’s Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and also serves as Vice President-at-Large of NECA and, since May 1999, is a director of U. S. Concrete, Inc.
James R. Ball has been a member of the Board of Directors since 1998 and is a private investor with J. R. Ball Investments, a private investment firm. Mr. Ball serves as a director of ABS Group of Companies, Inc. and Kraton Polymers LLC. Mr. Ball holds a Master of Science in Management degree.
Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Mezzanine Fund, L.P. (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 30
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Bernard Fried has been a member of the Board of Directors since March 2004. He has been an independent consultant to the financial and software services industries, including serving as an advisor to the board of Citadon, Inc., a software services provider, since November 2003. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc. from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a M.B.A. degree.
Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of Kirusa Inc. Mr. Golm holds a Master of Science in Management degree and a M.B.A. degree.
Worthing F. Jackman has been a member of the Board of Directors since May 2005. He served as Executive Vice President – Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President – Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds a M.B.A. degree.
Bruce Ranck has been a member of the Board of Directors since May 2005. He has served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, since August 2003. Mr. Ranck also has been a partner with Bayou City Partners, a venture capital firm, since 1999. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck serves as a director of Dynamex Inc.
Gary A. Tucci has been a member of the Board of Directors since 1998. Mr. Tucci joined Potelco, Inc., a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as Chief Executive Officer since November 2002 and served as President from 1988 until November 2002. He is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.
John R. Wilson has been a member of the Board of Directors since 1998. He has served as Quanta’s President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997.
Director Compensation
The Governance and Nominating Committee has the responsibility of recommending non-employee directors’ compensation and benefits to the Board. The committee is guided by certain director compensation principles set forth in Quanta’s Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule:
•	$2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 31
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman.
Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted common stock having a value of $60,000. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted common stock having a value of $120,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted common stock having a value of $60,000. In addition, at every annual meeting of the Board of Directors beginning with the 2005 annual meeting, the chairman of the Audit Committee receives an annual cash retainer payment of $5,000 and the chairman of the Compensation Committee and of the Governance and Nominating Committee receive an annual cash retainer payment of $3,000. Unless the director’s service is interrupted, shares of restricted common stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted common stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at Quanta’s convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted common stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.
Board Committees
Quanta’s Board has established the following standing committees to assist the Board in discharging its responsibilities: (i) Audit Committee; (ii) Compensation Committee; and (iii) Governance and Nominating Committee. Each of these committees is governed by a written charter approved by the full Board, upon the recommendation of the Governance and Nominating Committee. These committee charters are posted to the Quanta Services website. The Board also has established the following standing committees to monitor the strategic direction of Quanta’s acquisition program and approve acquisitions within certain parameters: (i) Acquisitions Committee and (ii) Small Acquisitions Committee. The Board shall convene other standing or special committees as it deems appropriate.
Audit Committee
Chaired by James Ball, the Audit Committee is the principal agent of the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.
Compensation Committee
Chaired by Louis Golm, the Compensation Committee has overall responsibility to design, approve and evaluate the executive compensation plans, policies and programs of the Company, discharge the Board’s responsibilities relating to compensation of the Company’s executives and produce an annual report on executive compensation that is included in the Company’s proxy statement, in accordance with applicable rules and regulations.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 32
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Governance & Nominating Committee
Chaired by Louis Golm, the Governance and Nominating Committee has overall responsibility to identify qualified individuals to become members of the Board and the committees thereof, to recommend that the Board select the director nominees for the next annual meeting of stockholders and to fill any vacancy, to make recommendations for nominations to the Board regarding executive officers and to develop and recommend to the Board corporate governance principles applicable to the Board and the Company.

			Governance &		Small
	Audit	Compensation	Nominating	Acquisition	Acquisition
	Committee	Committee	Committee	Committee	Committee
James R. Ball	Chair	X
John R. Colson, Chairman of the Board				X	X
Vincent D. Foster				X	X
Bernard Fried	X		X
Louis C. Golm		Chair	Chair
Worthing F. Jackman	X
Bruce Ranck		X	X
Gary A. Tucci				X
John R. Wilson

*	Information is current as of 12/1/05

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 33
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services, Inc. & Subsidiaries
Consolidated Statement of Operations
(In Thousands, Except Per Share Information)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004	2005		2004	2005

Revenues	$463,077	$523,340		$1,207,268	$1,335,132
Cost of Services (Including Depreciation)	404,652	443,167		1,075,778	1,165,051

Gross Profit	58,425	80,173		131,490	170,081

Selling, General & Admin. Expenses	44,265	49,420		128,396	135,756

Income from Operations	14,160	30,753		3,094	34,325

Interest Expense	(6,379)	(6,041)		(18,973)	(17,963)
Other Expense, Net	823	1,983		1,545	5,460

Income (Loss) Before Income Tax Benefit	8,604	26,695		(14,334)	21,822
Benefit for Income Taxes	4,448	13,815		(3,304)	10,727

Net Income (Loss)	$4,156	$12,880		$(11,030)	$11,095

Earnings (Loss) Per Share:
Basic EPS	$0.04	$0.11		$(0.10)	$0.10

Diluted EPS	$0.04	$0.11	(a)	$(0.10)	$0.10

Basic Weighted Average Shares Outstanding	114,683	115,970		114,343	115,640
Diluted Weighted Average Shares Outstanding	115,385	141,177		114,343	116,382

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million for an addback of related interest expense, net of tax.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 34
      Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services, Inc. & Subsidiaries
Consolidated Balance Sheets
(In Thousands)

		(Unaudited)
	December 31,	September 30,
	2004	2005
Assets:

Current Assets:
Cash & Cash Equivalents	$265,560	$223,636
Accounts Receivable, Net	348,828	456,075
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	42,092	51,253
Inventories	18,849	23,488
Prepaid Expenses & Other Current Assets	24,707	43,528

Total Current Assets	700,036	797,980

Property & Equipment, Net	314,983	307,221
Accounts & Notes Receivable, Net	19,920	16,141
Other Assets, Net	36,438	34,207
Goodwill & Other Intangibles, Net	388,620	388,423

Total Assets	$1,459,997	$1,543,972

Liabilities & Stockholders’ Equity

Current Liabilities:
Current Maturities of Long-Term Debt	$6,236	$1,593
Accounts Payable & Accrued Expenses	203,656	244,815
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	11,166	14,291

Total Current Liabilities	221,058	260,699

Long-Term Debt, Net	21,863	16,475
Convertible Subordinated Notes	442,500	442,500
Deferred Income Taxes & Other Non-Current Liabilities	111,329	142,609

Total Liabilities	796,750	862,283

Commitments & Contingencies:
Stockholders’ Equity:
Additional Paid-in Capital	1,083,796	1,094,729
Deferred Compensation	(7,217)	(8,019)
Accumulated Deficit	(398,679)	(387,584)
Treasury Stock	(14,653)	(17,437)

Total Stockholders’ Equity	663,247	681,689

Total Liabilities & Stockholders’ Equity	$1,459,997	$1,543,972

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 35
      Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Quanta Services, Inc. & Subsidiaries
Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
Cash Flows from Operating Activities:
Net Income (Loss) Attributable to Common Stock	$4,156	$12,880	$(11,030)	$11,095
Adjustments to Reconcile Net Income (Loss) Attributable to Common Stock to Net Cash Provided by (Used in) Operating Activities:
Depreciation & Amortization	14,564	13,934	44,331	42,165
Loss (Gain) on Sale of Property & Equipment	782	(93)	(473)	120
Provision for Doubtful Accounts	56	1,302	239	1,774
Deferred Income Tax Provision (Benefit)	4,270	11,378	(7,175)	3,618
Amortization of Deferred Compensation	1,178	1,433	3,468	3,561
Changes in Operating Assets & Liabilities, Net of Non-Cash Transactions:
(Increase) Decrease in -
Accounts Receivable	(40,621)	(88,495)	(13,714)	(105,242)
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	552	6,502	(7,764)	(9,296)
Inventories	1,100	263	(1,616)	(4,639)
Prepaid Expenses & Other Current Assets	23,775	(3,828)	28,466	55
Increase (Decrease) in -
Accounts Payable, Accrued Expenses & Other Non-Current Liabilities	33,950	28,534	49,325	49,950
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	475	2,234	(617)	3,125
Other, Net	1,589	3,086	2,018	2,679

Net Cash Provided by (Used In) Operating Activities	45,826	(10,870)	85,458	(1,035)

Cash Flows from Investing Activities:
Proceeds from the Sale of Property & Equipment	169	2,222	3,439	4,628
Additions of Property & Equipment	(10,495)	(9,971)	(29,987)	(38,879)
Cash Released for Self-Insurance Programs	2,382	—	8,409	—

Net Cash Used in Investing Activities	(7,944)	(7,749)	(18,139)	(34,251)

Cash Flows from Financing Activities:
Net Payments Under Bank Lines of Credit	(18,800)	—	(29,500)	(4,800)
Proceeds from Other Long-Term Debt	1,770	406	2,014	533
Payments on Other Long-Term Debt	(652)	(744)	(3,709)	(5,764)
Issuances of Stock, Net	1,392	1,442	3,042	2,972
Debt Issuance & Amendment Costs	(1,224)	—	(1,224)	(41)
Exercise of Stock Options	53	414	170	462

Net Cash Provided By (Used In) Financing Activities	(17,461)	1,518	(29,207)	(6,638)

Net Increase (Decrease) in Cash & Cash Equivalents	20,421	(17,101)	38,112	(41,924)
Cash & Cash Equivalents, Beginning of Period	197,317	240,737	179,626	265,560

Cash & Cash Equivalents, End of Period	$217,738	$223,636	$217,738	$223,636

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 36
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	December 2005
Forward-Looking Statements and Risk Factors
Quanta’s business is subject to a variety of risks, including the risks and uncertainties summarized below and more fully in Quanta’s Form 10-K for the year ended December 31, 2004 under Item 1. “Business— Risk Factors” and Quanta’s other public filings with the Securities and Exchange Commission. These risks and uncertainties are not the only ones facing Quanta. Additional risks and uncertainties not known to Quanta or not summarized below may also impair its business operations. If any of the following risks actually occur, Quanta’s business, financial condition and results of operations could be harmed and it may not be able to achieve its goals.
This Company Profile also includes statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:
•	Projected operating or financial results;
•	Expectations regarding capital expenditures;
•	The effects of competition in Quanta’s markets;
•	The current and expected economic conditions in the industries Quanta serves;
•	Quanta’s ability to achieve cost savings; and
•	The effects of any acquisitions and divestitures Quanta may make.
Any or all of Quanta’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the following:
•	Quarterly variations in Quanta’s operating results due to seasonality and adverse weather conditions;
•	Adverse changes in economic conditions in the markets served by Quanta or by its customers;
•	Quanta’s ability to effectively compete for market share;
•	Beliefs and assumptions about the collectibility of receivables;
•	The inability of Quanta’s customers to pay for services following bankruptcy or other financial difficulty;
•	The financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured;
•	Liabilities for claims that are not self-insured or for claims that Quanta’s casualty insurance carrier fails to pay;
•	Potential liabilities relating to occupational health and safety matters;
•	Estimates relating to Quanta’s use of percentage-of-completion accounting;
•	Quanta’s dependence on fixed price contracts;
•	Rapid technological and structural changes that could reduce the demand for the services Quanta provides;
•	Quanta’s ability to obtain performance bonds;
•	Cancellation provisions within Quanta’s contracts and the risk that contracts expire and are not renewed;
•	Replacement of Quanta’s contracts as they are completed or expire;
•	Quanta’s ability to effectively integrate the operations of its companies;
•	Retention of key personnel and qualified employees;
•	The impact of Quanta’s unionized workforce on its operations and on its ability to complete future acquisitions;
•	Quanta’s growth outpacing its infrastructure;
•	Potential exposure to environmental liabilities;
•	Requirements relating to governmental regulation;
•	Quanta’s ability to meet the requirements of the Sarbanes-Oxley Act of 2002;
•	The cost of borrowing, availability of credit, debt covenant compliance and other factors affecting Quanta’s financing activities;
•	Quanta’s ability to generate internal growth; and
•	The adverse impact of goodwill impairments.
Many of these factors will be important in determining Quanta’s actual future results. Consequently, no forward-looking statement can be guaranteed. Quanta’s actual future results may vary materially from those expressed or implied in any forward-looking statements.
All of Quanta’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Quanta disclaims any obligation to update my forward-looking statements to reflect events or circumstances after the publication of this Company Profile.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 37
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.